Exhibit 99.1

As of January 1, 2007

Dr. Leonard P. Forman	Janet L. Robinson
Ridge Road	President & Chief Executive Officer
Glen Cove, NY 11542
229 West 43rd Street
New York, NY 10036

RE: Consulting Agreement

Dear Len:

This letter will confirm the agreement between you and The New York Times Company (“The Times”) under which you agree to provide consulting services:

1.               You agree to provide financial consulting services to The Times.  You agree to assist in the transition of work to the new Chief Financial Officer and be available for consultation upon request.

2.               The term of this agreement shall be from January 1, 2007, through March 31, 2007.

3.               In consideration for your services, The Times will pay you a fee of $25,541.66 per month, payable monthly.

4.               (a)   The Times owns all right, title and interest, including copyright, in and to the materials you write in fulfillment of your duties under this Agreement, throughout the world (such material being commissioned by The Times as a contribution to a work and therefore a “work made for hire” under the Copyright Act, or alternatively, if not a “work made for hire,” then you hereby assign all such right, title, interest and copyright in and to the Material to The Times.

(b)         In addition to the foregoing, you hereby grant to The Times a perpetual, worldwide, royalty-free, paid-up non-exclusive transferable license under copyright to reproduce, distribute, display, perform or otherwise publish your Prior Contributions in any form or media, whether now known or that may hereafter be developed, whether or not any such Prior Constitution may be individually accessed, perceived or retrieved from such form or media, and to authorize third parties to exercise such rights.  As used in this Section 4(b), “Prior Contributions” shall mean any materials written by you pursuant to any and all of your prior consulting arrangement with The Times up to the date of this agreement, other than such materials as are already covered by a written agreement between you and The Times.

5.               You acknowledge that you are providing services under this agreement as an independent contractor and, as such, will not be eligible for and will make no claim for any benefits of employment, including but not limited to medical coverage, life and disability insurance, retirement benefits or stock purchase plans.  You will be responsible for your own withholdings and taxes, and The Times will provide you with IRS Form 1099 at year end.

6.               This agreement sets forth the entire agreement of the parties with respect to the services provided and may not be amended or modified except with the written consent of both parties.  This agreement will be governed by the laws of the State of New York.

If this letter accurately reflects our understanding, please execute and return a copy of this Agreement to me.

Sincerely,

THE NEW YORK TIMES COMPANY

By:	/s/ Janet L. Robinson
Janet L. Robinson

ACCEPTED AND AGREED:

By:	/s/ Leonard P. Forman
Leonard P. Forman

Date:	December 14, 2006

Federal I.D. No.